EXHIBIT 99.1
News Release
Weatherford Appoints Chief Operating Officer
HOUSTON, January 8, 2007 — Weatherford International Ltd. (NYSE: WFT) announced today the appointment of Mr. E. Lee Colley, III as Chief Operating Officer. In the newly created post, Mr. Colley will be responsible for the company’s operations on a global basis. Mr. Colley has been with Weatherford for more than ten years. He has served as a division president and company officer for eight years. Most recently, Mr. Colley served as President of the Completion & Production Systems division.
In conjunction with Mr. Colley’s appointment, the company will merge its two existing divisions, Evaluation, Drilling & Intervention and Completion & Production Systems, into a single operating group. This move is designed to facilitate the company’s growth plans over the next several years. The resulting operating structure will produce a streamlined delivery architecture capable of meeting clients’ objectives with improved flexibility and efficiency. The move is also tailored to improve the organization’s transparency with clients in geographic markets.
Mr. John King, who has served as President of the Evaluation, Drilling & Intervention Division since September 2005, will step down. During his tenure, Mr. King oversaw the integration of the company’s acquisition of Precision Drilling Corporation’s Energy Services Division and its International Contract Drilling Division. The company is very grateful for Mr. King’s exemplary service to Weatherford and its shareholders.
As previously announced, the company will hold a conference call on January 30, 2007 to discuss its results of operations for the three months ended December 31, 2006. Operating results will be reported according to the same segments reported throughout the first nine months of 2006.
Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs more than 33,000 people worldwide.

Contact:	Andrew P. Becnel	713-693-4136
Chief Financial Officer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations and the successful implementation of organizational changes, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.